Exhibit 99.4

AMENDED AND RESTATED

OPERATING AGREEMENT

ASPEN COVE APARTMENTS, LLC

Effective as of

January 4, 2006

AMENDED AND RESTATED

OPERATING AGREEMENT

ASPEN COVE APARTMENTS, LLC

AMENDED AND RESTATED OPERATING AGREEMENT dated as of January 4, 2006, by and among those Persons set forth on Schedule A attached hereto.

WHEREAS, Aspen Cove Apartments, LLC (the “Company”) was formed on August 21, 1998, as a limited liability company under the New York Limited Liability Company Law;

WHEREAS, the Members desire to amend and restate the limited liability company agreement of the Company in its entirety on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the date hereof, (a) ARA BC LLC, a Delaware limited liability company, was merged with and into Aspen Cove Apartments, LLC with Aspen Cove Apartments, LLC being the surviving limited liability company in such merger (the “First Merger”) and (b) immediately following the effectiveness of the First Merger, AII BC LLC, a Delaware limited liability company, shall be merged with and into Aspen Cove Apartments, LLC with Aspen Cove Apartments, LLC being the surviving limited liability company in such second merger; and

WHEREAS, the Agreement and Plan of Merger pursuant to which ARA BC LLC and AII BC LLC were merged with and into Aspen Cove Apartments, LLC provides that the Company shall be the surviving limited liability company and the limited liability operating agreement of the Company as the survivor of such mergers shall be in the form of this Agreement, until amended after the date hereof in accordance with the New York Limited Liability Company Law and other applicable law.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used herein, the following terms have the following meanings:

“704(c) Value” has the meaning set forth in Section 6.4(b)(i).

“Act” means the Limited Liability Company Law of the State of New York, as amended from time to time. Any and all references to specific provisions of the Act shall be deemed to refer to any corresponding provisions of any succeeding law.

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the date hereof, by and between the Property Owner and GDC, as such agreement may be amended, restated or otherwise modified from time to time.

“Affiliate”, with respect to any Person, means (i) any Person directly or indirectly controlling, controlled by, or under common control with, such Person, (ii) any Person directly or indirectly owning or controlling ten percent (10%) or more of the outstanding voting securities of such Person, (iii) any officer, member, director or trustee of such Person, (iv) if such Person is an officer, member, director or trustee, any Person for which such Person acts in any such capacity, and (v) as to any Person or any officer, member, director or trustee mentioned above who is an individual, the members of the immediate family of such individual. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Operating Agreement, as further amended from time to time.

“Approved Debt” has the meaning set forth in Section 3.10(b).

“ARA” means Acadia Realty Acquisition I, LLC.

“ARA Member” means Acadia Realty Acquisition I, LLC and any Person to whom it Transfers its Interest, for so long as such Person shall hold an Interest.

“Bankruptcy” means, with respect to a Person, the occurrence of (a) an assignment by the Person for the benefit of creditors; (b) the filing by the Person of a voluntary petition in bankruptcy; (c) the entry of a judgment by any court that the Person is bankrupt or insolvent, or the entry against the Person of an order for relief in any bankruptcy or insolvency proceeding; (d) the filing of a petition or answer by the Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation; (e) the filing by the Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature; (f) the consent or acquiescence of the Person to the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; or (g) any other event which would cause the Person to cease to be a member of a limited liability company under Section 18-304 of the Act.

“BIG Tax” shall have the meaning set forth in Section 10.5(d).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to be closed.

“Buy/Sell Procedures” means the procedures contemplated by Sections 10.5(b) through (e).

“Capital Account” has the meaning set forth in Section 6.2(a).

“Capital Contribution” and “Capital Contributions” have the meanings set forth in Section 5.2.

“Change of Control” means (i) a Transfer of all or substantially all of the assets of ARA to any Person (other than an Affiliate of ARA), or group of Persons (other than Affiliates of ARA), in one transaction or a series of related transactions, or (ii) a merger, consolidation, recapitalization, share exchange, reorganization or any other transaction which results in Acadia Realty Trust failing to own, directly or indirectly, at least fifty-one percent (51%) of the Interests or voting equity of ARA, in each case, if, following such Transfer or other transaction, neither Joel Braun nor Kenneth Bernstein is responsible for the management of the ARA Member, or its successor.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any and all references to specific provisions of the Code shall be deemed to refer to any corresponding provisions of any succeeding law.

“Company” has the meaning set forth in the preamble.

“Company Expenses” has the meaning set forth in Section 3.5(a).

“Company Property” means any real estate asset or other property (real, personal or mixed) owned, leased or licensed by the Company or the Property Owner, including the Property.

“Contributing Member” has the meaning set forth in Section 5.4.

“Disposition” means the sale, exchange, cancellation, financing, refinancing, transfer or other similar disposition of all or any portion of the Property; provided, however, that “Disposition” shall not include any tax-deferred exchange under the Code, or any lease, easement, license or other transfer of an interest in the Property in the ordinary course of the business of the Company.

“Distributable Cash” means cash proceeds generated by operations, refinancings or sales which the Managing Member determines is available for distribution to the Members and which the Managing Member has reasonably determined (i) is in excess of the aggregate amount of any then payable Company Expenses, (ii) will not be required to fund any reserves reasonably established for working capital or any other valid cash needs of the Company within the following six (6) months, and (iii) with respect to refinancings and sales, is in excess of any debt or other obligations of the Company and all costs incurred in connection with such refinancing or sale.

“Effective Date” means the stated date of this Agreement.

“Emergency Expense” means an expense which, in the Managing Member’s reasonable opinion, is necessary to (i) prevent an immediate threat to the health, safety or welfare of any person in the immediate vicinity of the Property, (ii) prevent immediate damage or loss to the Property, (iii) avoid the suspension of any necessary service in or to the Property or (iv)

avoid criminal or civil liability on the part of the Company, the Property Owner or any of the Members with respect to activities at the Property or pursuant to this Agreement.

“Failed Contribution Amount” has the meaning set forth in Section 5.4.

“First Merger” has the meaning set forth in the recitals.

“Fiscal Period” means, with respect to any specified period, such period treated as a single accounting period.

“Fiscal Year” has the meaning set forth in Section 2.7.

“GDC” means GDC Properties, Inc.

“GDC Members” means Samuel Ginsburg, Martin Ginsburg and any Person to whom either of them Transfers its Interest, for so long as such Person shall hold an Interest.

“Initial Capital Contribution” has the meanings set forth in Section 5.1.

“Interest” means, with respect to any Member, the interest of such Member in the Company at any particular time, including the rights and obligations of such Member as provided in this Agreement and the Act.

“Interest Percentage” means, with respect to any Member, such Member’s Interest Percentage as initially set forth on Schedule A, as it may be adjusted pursuant to this Agreement.

“Major Decision” has the meaning set forth in Section 3.4.

“Management Agreement” means the Management Agreement, dated as of the date hereof, by and between the Property Owner and Acadia D.R. Management, Inc., as such agreement may be amended, restated or otherwise modified from time to time, or any management agreement entered into by the Property Owner with another manager after the termination thereof.

“Managing Member” means, at any time, any Person who, at such time, serves as a managing member of the Company and initially is ARA.

“Member Loan” has the meaning set forth in Section 5.4.

“Member Loan Maturity Date” has the meaning set forth in Section 5.4.

“Members” means, at any time, the Members listed on Schedule A and each other Person that is admitted as a Member after the date hereof in accordance with the terms of this Agreement and the Act, in each case, for so long as such Person holds an Interest.

“Mezzanine Loan” means the loan made under the Note, dated as of January 4, 2006, between Acadia Realty Limited Partnership, as lender, and Samuel Ginsburg and Martin Ginsburg, as borrowers, as such Note may be amended, restated or otherwise modified from time to time.

“Net Income” or “Net Loss” means the net income or net loss of the Company for any Fiscal Period, as determined for federal income tax purposes, with the following adjustments:

(i)             any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss hereunder shall be added to such taxable income or loss;

(ii)            any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to applicable Regulations under Code Section 704 and not otherwise taken into account in computing Net Income or Net Loss hereunder shall be subtracted from such taxable income or loss; and

(iii)	any adjustment required in accordance with Section 5.4(b) shall be made.

“Non-Discretionary Expense” means any non-discretionary expense, as determined in the Managing Member’s reasonable discretion, necessary to (i) comply with any of the Company’s obligations as landlord under any lease, (ii) comply with any agreements, encumbrances or other instruments affecting title to the Property, (iii) comply with any of the Company’s other contractual obligations with respect to non-discretionary items under agreements to which the Company is a party (including under the Management Agreement), (iv) fulfill the Property Owner’s real estate or other tax obligations, (v) maintain appropriate insurance for the Property, or (vi) pay utility bills for the Property.

“Officers” has the meaning set forth in Section 4.1(a).

“Operating Budget” shall have the meaning set forth in Section 3.3(a).

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust or other entity.

“Premium” shall have the meaning set forth in Section l0.5(d).

“Property” means the premises described in Exhibit A.

“Property Owner” has the meaning set forth in Section 2.5.

“Regulations” means the applicable Treasury Regulations, including Proposed and Temporary Treasury Regulations, under the Code. Any and all references herein to specific provisions of the Regulations shall be deemed to refer to any corresponding successor provision.

“Securities Act” has the meaning set forth in Section 11.4(a).

“Super Majority” shall mean the Members holding more than Sixty-Six and 2/3 percent (66 2/3%) of the Interest Percentages of the Company.

“Tax Matters Member” has the meaning set forth in Section 3.8(a).

“Transfer” means a sale, exchange, transfer, assignment, pledge, hypothecation or other disposition of all or any portion of an Interest, either directly or indirectly, to another Person. When used as a verb, the term “Transfer” shall have a correlative meaning.

Certain defined terms which are intended to be used only within the confines of a single Section of this Agreement are not necessarily defined or referenced in this Section 1.1.

SECTION 1.2 Interpretation. In this Agreement, unless otherwise specified: (a) singular words include the plural and plural words include the singular; (b) words which include a number of constituent parts, things or elements shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (c) words importing any gender include the other gender; (d) references to any Person include such Person’s successors and assigns and, in the case of an individual, the word “successors” includes such Person’s heirs, devisees, legatees, executors, administrators and personal representatives, provided that the foregoing shall not negate the effect of any rights, restrictions or conditions in this Agreement associated with any assignment or other transfer of any Interest of any Member; (e) references to any statute or other law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (f) references to any agreement or other document, including this Agreement, include all subsequent amendments thereto or hereto or other modifications thereof or hereof entered into in accordance with the provisions thereof or hereof; (g) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation” (h) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety; (i) references to Articles, Sections, paragraphs, Schedules and Exhibits are to the Articles, Sections, paragraphs, Schedules and Exhibits of this Agreement; and (j) numberings and headings of Articles, Sections, paragraphs, Schedules and Exhibits are inserted as a matter of convenience and shall not affect the construction of this Agreement.

SECTION 1.3 Consent and Approvals. In this Agreement, except as otherwise expressly provided herein, (a) the “consent” or “approval” of the Members shall mean the written consent or written approval of all of the Members and (b) whenever any action is required under this Agreement by the GDC Members, it shall be by the affirmative vote of the holders representing more than fifty percent (50%) of the Interest Percentage then held by the GDC Members as a group.

ARTICLE II

GENERAL PROVISIONS

SECTION 2.1 Company Name. The name of the Company is Aspen Cove Apartments, LLC.

SECTION 2.2 Principal Office; Agent for Service of Process. The principal executive office and business address of the Company and the Managing Member shall be c/o Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605 or such other place as the Managing Member shall determine in its discretion. The address of the registered office of the Company in the State of New York is such principal executive office, or such other address as may be designated from time to time by the Managing Member. The Company’s initial agent for service of process shall be the Company, c/o Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605, or such other address as may be designated from time to time by the Managing Member. The Managing Member shall give notice to the Members of any change in the principal executive office or the business address of the Company or the Managing Member, the New York registered office, or in the name or address of the Company’s agent for service of process.

SECTION 2.3 Formation; Agreement, Inconsistencies with Act. The Company was formed as a limited liability company under and pursuant to the provisions of the Act. The Members hereby agree that the Company shall be governed by the terms and shall be subject to the conditions set forth in this Agreement; provided, however, that, to the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible such that it shall become effective under the Act.

SECTION 2.4 Effective Date; Filings. This Agreement shall become effective upon the effectiveness of the First Merger. The Company is hereby authorized to cause to be executed and filed such agreements, documents and certificates, and to perform or cause to be performed such acts, as may be necessary and appropriate to comply with the requirements for the formation, qualification and operation of a limited liability company under the laws of the jurisdictions in which the Company shall from time to time conduct its business.

SECTION 2.5 Purposes of the Company. The purpose of the Company is to (a) be the sole member of Acadia Brandywine Town Center, LLC, a Delaware limited liability company (the “Property Owner”) and (b) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of New York that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purpose. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes of the Company.

SECTION 2.6 Liability of Members Generally. Except as otherwise expressly provided in this Agreement or the Act, no Member shall be obligated to make any contribution of capital or any payment to the Company or have any liability for the debts and obligations of the Company.

SECTION 2.7 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and federal income tax purposes shall be the calendar year.

SECTION 2.8 Competing Projects. Each Member agrees that for so long as such Member or an Affiliate of such Member, directly or indirectly, holds an Interest, such Member shall not, and shall not permit any of its Affiliates to, purchase, lease, or enter into any development, management, leasing or other arrangement involving any existing or proposed retail or other commercial property located in whole or in part within the three-mile radius from the Property, without first offering to the other Member the right to participate in such acquisition, development, leasing or other arrangement on a 50/50 basis, except as set forth on

Exhibit B. During such period, each Member shall notify the other Members of any investment or commercial opportunity of which it or any of its Affiliates becomes aware, and would like to pursue involving any such existing or proposed property within the three-mile radius from the Property. If none of the other Members commit in writing to participate in any such proposed opportunity within thirty (30) days after receipt of notice thereof, then the notifying Member may pursue such opportunity without the other Members.

ARTICLE III

MANAGEMENT AND OPERATIONS OF THE COMPANY

SECTION 3.1 Management of Day-to-Day Operations. The day-to-day business and affairs of the Company shall be managed by the Managing Member. Except as otherwise set forth herein, including the provisions of Section 3.4 hereof, the Managing Member shall be responsible for the day-to-day operations, bookkeeping and financial reporting of the Company, and, except as limited by the terms of this Agreement and the operating agreement of the Property Owner, shall be responsible for overseeing and directing the management and operation of the Property and the Property Owner.

SECTION 3.2 Authority of the Managing Member. The Managing Member shall have all rights and powers that may be possessed by a managing member under the Act on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company and to perform all acts which it may deem necessary or desirable, including the power to acquire, own, hold, finance, mortgage, pledge, sell, transfer, distribute, and vote with respect to the Company assets, subject, however to the provisions of this Agreement requiring Member approval, including Section 3.4 hereof.

SECTION 3.3 Budgets.

(a)           The Company shall operate and cause the Property Owner to operate under annual operating budgets (“Operating Budgets”) that the Managing Member shall prepare, or cause to be prepared, which shall contain the information set forth in Section 3.3(b) and shall otherwise be in a form reasonably acceptable to the other Members and made available for review by the Members as set forth in Section 3.3(b).

(b)           For each Fiscal Year after the year in which this Agreement is executed, the Operating Budget shall be made available for review by the Members in draft form by November l5 of each year with respect to the following Fiscal Year and shall be submitted to the Members for final approval no later than December l5 of each year with respect to the following Fiscal Year. The Managing Member has prepared the Operating Budget for the Fiscal Year ending December 31, 2006, which has been approved by the Members and is attached hereto as Exhibit C. Each proposed form of budget shall be substantially in the form set forth in Exhibit C.

(c)           Until such time as the Operating Budget for the Company and the Property Owner has been approved by the Members, the Operating Budget for the Company and the Property Owner for the prior Fiscal Year (the “Adjusted Prior Budget”) shall be adopted.

SECTION 3.4 Major Decisions Requiring Consent of the Members. Notwithstanding the provisions of Section 3.1 and Section 3.2, but subject to the terms of this Agreement, the Company will not, and will not permit the Property Owner to, directly or indirectly (each of the following is referred to herein as a “Major Decision”), without the consent of the Members holding a Super Majority of the Interest Percentages of the Company:

(a)             (i) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or the Property Owner or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect; (ii) seek the appointment of a trustee, receiver, liquidator, custodian or other similar official in respect of the Property; (iii) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Company or the Property Owner; or (iv) make a general assignment for the benefit of creditors;

(b)             permit the Company to operate in such manner as to be classified as an “investment company” for purposes of the Investment Company Act of 1940;

(c)             take any act in contravention of this Agreement or which would make it impossible to carry on the business of the Company;

(d)             issue or sell any securities or additional interests in the Company or the Property Owner, adopt any merger, consolidation or other business combination transaction involving the Company or the Property Owner or approve other monetization transaction or activities, or admit additional Members;

(e)             enter into any agreement with, pay any money to, or incur any debt or obligation to any Member or any Person known by the Managing Member to be an Affiliate of any Member, except (i) pursuant to the Management Agreement, (ii) pursuant to the Administrative Services Agreement, (iii) to the extent expressly provided or permitted to be paid in this Agreement to such Member or Affiliate, and (iv) to the extent specifically authorized in the approved Operating Budget; provided, however, that any fee to be paid to an Affiliate of any Member, where the amount thereof has not been set forth in this Agreement or has not then otherwise been approved by consent of the Members holding a Super Majority of the Interest Percentages of the Company, shall not exceed $100,000 in any year, provided, further, that such fee shall not exceed the fee that the Managing Member reasonably believes, in good faith, would otherwise be reasonably payable on an arm’s-length basis to a qualified unaffiliated Person for the same purpose;

(f)              amend the Management Agreement or any other material agreement affecting the Property;

(g)             other than (i) as specifically authorized in the approved Operating Budget, (ii) Emergency Expenses or Non-Discretionary Expenses or (iii) permitted pursuant to Section 3.4(r) or Section 3.4(s), (A) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $25,000 or capital expenditures which in the aggregate exceed $100,000 during any Fiscal Year, (B) enter into any contract or series of related contracts for the purchase of materials, supplies, goods, services, equipment or other assets that involves annual payments of $50,000 or more, (C) make any one time payment or series of related payments of $50,000 or more, or (D) enter into any service or supply contracts having a term of more than one (1) year, or that cannot be cancelled without penalty on thirty (30) days’ notice or less;

(h)	except as provided in Section 3.10, finance or refinance the Property;

(i)              other than as provided for or permittted under the Management Agreement or as provided for in the last sentence of this Section 3.4, permit the Property Owner to enter into any lease or any extension, renewal, or expansion of any existing leases, in each case, of over 25,000 square feet of space (“Major Leases”), except where any such lease, by its express terms, provides for extension, renewal, or expansion of space, provided, that any lease or any extension, renewal or expansion of any existing leases of 25,000 square feet of space or less shall be in accordance with the then current annual leasing plan of the Property that has been approved by the Members;

(j)              approve the Operating Budget and the annual leasing plan, and any modification to the Operating Budget and the annual leasing plan;

(k)             sell, assign, transfer or otherwise dispose of or encumber any asset of the Company other than in the ordinary course of business;

(l)              appoint or change the Company’s or the Property Owner’s accountants or auditors;

(m)            make secured or unsecured loans of the Company’s or the Property Owner’s funds;

(n)             institute any legal proceedings in the name of the Company or the Property Owner, settle any legal proceedings against the Company or the Owner Property or confess any judgment against the Company or the Property Owner in such case in excess of One Hundred Thousand Dollars ($100,000), other than any legal proceedings (i) relating to the enforcement of any lease or (ii) in which the remedy or settlement amount due or potentially due from the Company is covered by insurance;

(o)             consent to any assessment or statement of audit changes proposed by the Internal Revenue Service or any state or local authority which would result in the altering of any amount entered on a tax return of the Company by more than $100,000;

(p)	do any act in contravention of this Agreement;

(q)             cause the Company to make or revoke any of the elections referred to in Sections 108, 704, 709, 754 or 1017 of the Code or any similar provisions enacted in lieu thereof, or in any other Section of the Code;

(r)              incur expenses not set forth in an approved Operating Budget (other than Non-Discretionary Expenses and Emergency Expenses) if the aggregate amount of such expenses exceeds five percent (5%) of all expenses in the approved Operating Budget in any Fiscal Year;

(s)             incur any expense or increase a line item expense (other than Non-Discretionary Expenses and Emergency Expenses) in the approved Operating Budget by more than ten percent (10%) of such line item expense in any Fiscal Year;

(t)	prepaying all or part of any indebtedness of the Company; or

(u)             make any capital calls for additional Capital Contributions other than (i) as contemplated in the approved Operating Budget, (ii) for Emergency Expenses or Non-Discretionary Expenses or (iii) as permitted pursuant to Section 3.4(r) or Section 3.4(s).

Prior to the Property Owner entering into any Major Lease, or any extension, renewal, or expansion of any Major Lease, the Managing Member shall deliver written notice thereof to the GDC Members, which notice shall request the consent of the GDC Members to such Major Lease or such extension, renewal or expansion of a Major Lease, as the case may be, and include a copy of such lease, extension, renewal or expansion agreement. The consent of the GDC Members shall not be unreasonably withheld, delayed or conditioned. In the event the GDC Members do not respond to such request within five (5) days of delivery of the Property Owners written notice, the GDC Members’ consent to such Major Lease or such extension, renewal or expansion of a Major Lease, as the case may be, shall be deemed irrevocably given.

SECTION 3.5 Expenses.

(a)             The Company shall be responsible for and shall pay all Company Expenses except to the extent that there are not sufficient funds of the Company to pay such Company Expenses. As used herein, the term “Company Expenses” means all expenses or obligations of the Company (i) that have been incurred by the Managing Member or any Affiliate of the Managing Member on behalf of the Company and (ii) that are (A) Non-Discretionary Expenses or Emergency Expenses, (B) line item expenditures in an Operating Budget or (C) authorized pursuant to Section 3.4 or permitted pursuant to Section 3.4(r) or Section 3.4(s). If the funds of the Company are at any time insufficient to pay Company Expenses in accordance with the Operating Budget, the Managing Member shall have the right to require that the Members make additional Capital Contributions to the extent of such deficiency.

(b)             Except as otherwise expressly provided in this Agreement or as specifically approved by the Members, Company Expenses shall not include the general overhead of the Managing Member or its Affiliates or salaries of any of its employees.

SECTION 3.6 Books and Records; Accounting Method.

(a)             The Managing Member shall keep or cause to be kept at the address of the Managing Member (or at such other place as the Managing Member shall advise the Members in writing) full and accurate books and records of the Company. Such books and records shall be available, upon reasonable advance notice to the Managing Member, for inspection and copying at reasonable times during business hours by the Members or their duly authorized representatives.

(b)             The Company’s books of account shall be kept in conformity with generally accepted accounting principles, except to the extent any Member requires different reporting, in which case such Member shall pay the incremental cost of such reporting.

SECTION 3.7 Tax Elections. The Company shall file its tax returns as a partnership for federal, state and local income and other tax purposes. The Managing Member shall prepare and file the tax returns required to be filed by the Company or shall cause such tax returns to be prepared and filed; provided, however, that with respect to any tax returns of the Company or any Affiliate with respect to a taxable period ending on or prior to the Closing Date, the GDC Members shall be responsible for the preparation of such tax returns at its cost and subject to the reasonable review and comment rights of the Managing Member. The Managing Member shall file such tax returns if they are prepared in accordance with law and do not contain any tax return position inconsistent with prior practice of the Company that may adversely affect the non-GDC Members. No settlement of any material tax issue involving the Company shall be made by the Managing Member without the consent of a Super Majority of the Members, unless such issue pertains to an item not affecting the tax position of the Members. The Managing Member, at the request of the Members holding a majority of the Percentage Interests of the Company, shall make an election to adjust the basis of the property of the Company under Code Section 754.

SECTION 3.8 Tax Matters Member.

(a)             The Managing Member is hereby designated as the “tax matters partner” of the Company as defined in Section 6231 of the Code, and any successor provisions (the “Tax Matters Member”).

(b)             The Tax Matters Member shall give prompt notice to the Members of (i) the receipt by the Tax Matters Member of written notice that a federal, state or local taxing authority intends to examine the Company’s income tax returns for any year, (ii) receipt by the Tax Matters Member of written notice of a final Company administrative adjustment under Code Section 6223 and (iii) receipt of any request by the Tax Matters Member from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to any tax return of the Company. In performing its role as “tax matters partner”, the Tax Matters Member shall have veto and approval rights with respect to any material decision, provided, however, the Tax Matters Member shall not take any action adverse to the GDC Members without the prior written consent of the GDC Members.

SECTION 3.9 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managing Member herein set forth.

SECTION 3.10 Refinancing.

(a)           The GDC Members (for purposes of this Section 3.10, the “Financing Member”) shall have the right, at any time and from time to time, to submit to the other

Members a draft term sheet (the “Loan Term Sheet”), which may be a bona fide offer from a third-party lender or a proposed term sheet prepared by or for the Financing Member, which shall set forth the following information as to the Company (i) incurring new or additional indebtedness secured by the Property or (ii) renewing, replacing or refinancing any indebtedness secured by the Property (each a “Debt Event”): (A) the principal amount of the proposed loan, (B) the rate of interest, whether fixed or floating, for the proposed loan, (C) the term of the proposed loan, (D) the points or fees to the lender in connection with the proposed loan (“Loan Fees”), (E) any contributions of capital required in connection with the proposed loan, (F) any prepayment penalties or similar costs anticipated to be incurred in connection with the prepayment of the existing loan, (G) the amortization, if any, of the proposed loan, (H) brokerage commissions, if any, to be incurred in connection with the proposed loan and (I) other material terms of the proposed loan and such additional terms as the Financing Member may deem to be appropriate.

(b)           Any Debt Event must comply with the following conditions: (i) the loan shall be non-recourse to any Member other than (A) a non-recourse carve-out guaranty customarily granted in similar types of financings, which shall be provided solely by the Managing Member, subject to contribution and indemnity among the Members for the acts of any particular Member or its agents, pursuant to the lender’s customary industry standard form, as reasonably negotiated, and (B) an environmental indemnity in favor of such lender which shall be executed and delivered jointly and severally by all of the Members, subject to contribution and indemnity among the Members for the acts of any particular Member or its agents, pursuant to the lender’s customary industry standard form, as reasonably negotiated (such guaranty, non-recourse carve out and environmental indemnity and agreement, collectively, the “Ancillary Documents”), (ii) to the extent available at market terms, the principal amount of such indebtedness shall equal or exceed the principal amount of the indebtedness that has been renewed, replaced or refinanced, if any, and (iii) the principal amount of all indebtedness secured by the Property upon the effectiveness of such Debt Event shall not exceed seventy five percent (75%) of the value of the Property, as determined by the lender(s) of such indebtedness at the time of such effectiveness (such indebtedness, “Approved Debt”).

(c)           Within twenty (20) days after receipt of the Loan Term Sheet (such 20-day period, the “Term Sheet Period”), the other Members shall respond to the Financing Member that either (i) it accepts the terms of the loan as set forth in the Loan Term Sheet, or (ii) it has obtained a term sheet from a bona fide third-party institutional lender (A) satisfying all of the conditions required to be Approved Debt and containing no less favorable lender requirements or conditions with respect to assumption, transfer and substitution rights or other terms that might differ between a portfolio-type lender and a conduit-type lender, and (B) acknowledging that the provisions of such term sheet in no manner binds the Company (the “Alternate Term Sheet”), and that all of the other terms set forth in the Alternate Term Sheet are the same as set forth in the Loan Term Sheet except that the Effective Rate set forth in the Alternate Term Sheet shall be at least ten (10) basis points lower than the Effective Rate set forth in the Loan Term Sheet (but the interest rate must be of the same type (i.e., fixed or floating) as set forth in the Loan Term Sheet) (the “Superior Term Sheet”). Notwithstanding any other provision hereof, in connection with obtaining or attempting to obtain an Alternate Term Sheet, no Member may indicate that it represents or can bind the Company with respect to any term sheet or otherwise. Failure by the other Member to respond within the Term Sheet Period shall be deemed to be an election by the other Members to accept the Loan Term Sheet. The Company and each Member shall provide reasonable cooperation as requested by the Financing Member or any other Member, as the case may be, in the obtaining of a Loan Term Sheet or an Alternate Term Sheet, respectively, from a third party lender. For purposes hereof, the term “Effective Rate” shall mean the sum of (I) the rate of interest set forth in the Loan Term Sheet, plus (II) the Loan Fees divided by the number of years of the term of the proposes loan (rounded to the nearest full year, if applicable).

(d)           Upon the earliest to occur of (x) the Financing Member reasonably determining whether or not the Alternative Term Sheet meets the requirements set forth in Section 3.10(c) as a Superior Term Sheet, (y) the first date on which all the other Members have responded to the Financing Member that the Loan Term Sheet is acceptable, and (z) the expiration of the Term Sheet Period without receipt of a response from the other Members, the Financing Member shall proceed with reasonable diligence to effectuate the financing on the terms provided in the Loan Term Sheet or, in the event the Financing Member so determines that it is a Superior Term Sheet, the Alternative Term Sheet. Thereafter, all Members, including the Managing Member, shall cooperate with the Financing Member to consummate the loan transaction for the Approved Debt as so determined by the Financing Member, including the provision of any information or documentation reasonably requested, and the execution of the Ancillary Documents, if and as applicable, and any customary and reasonable document required in connection with such Approved Debt. Except in connection with obtaining an Alternate Term Sheet, no Member other than the Financing Member shall initiate any discussions or negotiations with any lender regarding a Debt Event, and the other Members shall promptly refer any inquiries or proposals received thereby from a potential lender to the Financing Member.

SECTION 3.11 Removal of the Managing Member.

(a)           In the event of (i) fraud, gross negligence or willful misconduct of the Managing Member, (ii) any breach by the Managing Member of any of its material obligations under this Agreement that remains uncured for thirty (30) days after delivery of notice thereof to the Managing Member by any other Member, (iii) upon the liquidation, dissolution, or Bankruptcy of the Managing Member, (iv) while an ARA Member is the Managing Member, the termination of the Management Agreement or (vi) a Change of Control, the Managing Member may be removed by written notice (a “Removal Notice”) from all of the Members (other than such Managing Member).

(b)           Upon the removal of the Managing Member pursuant to Section 3.11(a), the Managing Member shall continue to hold its Interest and shall become a Member and (ii) the Managing Member may be replaced by a Person selected by the Members other than the Managing Member.

(c)           The removal of the Managing Member pursuant to Section 3.11(a) is not the exclusive remedy of the Company or the Members for any fraud, gross negligence or willful misconduct by the Managing Member.

SECTION 3.12 Withdrawal of the Managing Member. Except as otherwise provided in this Article III, the Managing Member may not withdraw from the Company prior to its dissolution.

SECTION 3.13 Duties of Care of Managing Member. The Managing Member shall discharge its duties in a professional manner as provided for in this Agreement and shall have a duty of loyalty to the Company. The Managing Member, on behalf of the Company, shall in good faith use all reasonable efforts to implement all Major Decisions approved by the Members, enforce agreements entered into by the Company, and conduct the ordinary business and affairs of the Company in accordance with good industry practice and this Agreement. The Managing Member shall devote such time as is reasonably necessary or appropriate to perform its duties hereunder properly.

SECTION 3.14 Meetings of Members.

(a)           Meetings. Meetings of the Members may be called by the Managing Member or by any other Member or Members holding at least twenty-five percent (25%) Interest Percentage at any time by delivering at least two (2) Business Days’ prior notice thereof to the other Members to discuss such matters regarding Company business as the Members may elect.

(b)           Procedure. Each Company meeting shall be held at the offices of the Managing Member, unless the Members otherwise agree. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, unless such Person attends the meeting for the purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. A Person may vote at such meeting by written proxy executed by that Person and delivered to the Managing Member or a Member. A proxy shall be revocable unless it is stated to be irrevocable. Any action required or permitted to be taken at such meeting may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing setting forth the action so taken is signed by the Managing Member and the Members that would be necessary to take the action at a meeting at which all Members were present and voted. Any meeting may take place by means of telephone conference, video conference, or similar communication equipment by means of which all Persons participating therein can hear each other. Whenever the Managing Member (or any Member) desires to take any proposed action which requires the approval of one or more of the Members in accordance with this Agreement and the Managing Member (or such Member, as applicable) seeks and requests such approval without a meeting, then the Managing Member (or such Member, as applicable) shall give written notice thereof to the applicable Members, describing such proposed action in sufficient detail to enable such Members to exercise an informed judgment with respect thereto. As soon as practicable thereafter, each non-requesting Member shall give the Managing Member (or the requesting Member, as applicable) written notice that such Member either approves or disapproves the proposed action. If any Member fails to respond (as provided herein) on or before the fifteenth (15th) Business Day following the receipt of such written notice of any such action proposed by the Managing Member (or the other Member, as applicable), then such non-responding Member shall be conclusively presumed to have approved such action.

SECTION 3.15 Managing Member Affiliate Agreements. Notwithstanding any other provision hereof, in the event that (a) there is a breach by the Managing Member or any Affiliate thereof of the terms of any agreement relating to the Property (including the Management Agreement) between or among the Company or any subsidiary thereof that is controlled by the Managing Member or an Affiliate thereof, on the one hand, and the Managing Member or any Affiliate thereof, on the other hand, and (b) the Managing Member (or any Affiliate of the Managing Member that controls a subsidiary of the Company) fails to enforce the rights and remedies of the Company or any such subsidiary, as applicable, with respect to such breach in a commercially reasonable manner, then the GDC Members shall have the right, with respect to such breach, to exercise the rights and remedies of the Company or any such subsidiary under any such contract or agreement, in a commercially reasonable manner, provided that prior to exercising such right (a) the GDC Members deliver written notice (such notice, “Action Notice”) of such breach to the Managing Member, which written notice shall set forth in reasonable detail the course of conduct the GDC Members reasonably believes is in the best interest of the Company with respect to such breach, and (b) the Managing Member fails to either cure the alleged breach or initiate such course of conduct in a manner reasonably acceptable to the GDC Members within thirty (30) days of its receipt of the Action Notice.

ARTICLE IV

OFFICERS

SECTION 4.1 Officers.

(a)           General. The officers of the Company (“Officers”) shall be designated by the Managing Member and shall consist of at least a President, a Vice President and a Secretary. The Managing Member may also choose one or more Vice Presidents and Assistant Secretaries. Any number of offices may be held by the same person. The Managing Member may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Member. Except as specifically approved by the Members, the Officers shall not receive salaries from the Company or the Property Owner, except to the extent that such compensation is received by such Officers for their work for the management company. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the Managing Member. Any vacancy occurring in any office of the Company shall be filled by the Managing Member. The initial Officers of the Company designated by the Managing Member are listed on Schedule B attached hereto.

(b)           President. The President shall be the chief executive officer of the Company, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Managing Member are carried into effect. The President or any other Officer authorized by the President or the Managing Member shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, and (ii) where signing and execution thereof shall be expressly delegated by the Managing Member to some other Officer or agent of the Company.

(c)           Vice President. In the absence of the President, or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managing Member, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Managing Member may from time to time prescribe.

(d)           Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Managing Member and record all the proceedings of the meetings of the Company in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Managing Member, if any, and shall perform such other duties as may be prescribed by the Managing Member or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Managing Member (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Managing Member may from time to time prescribe.

(e)           Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement, or otherwise vested in them by action of the Managing Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

(f)            Duties of Officers. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of New York.

ARTICLE V

CAPITAL CONTRIBUTIONS

SECTION 5.1 Initial Capital Contributions. As of the date hereof, the Capital Contributions of each of the Members are as reflected on the books and records of the Company. The capital account balances of the Members as of the date hereof are set forth on Schedule A.

SECTION 5.2 Future Capital Contributions. In the event the Company requires additional working capital and is unable to obtain financing on commercially reasonable terms, as determined by the Managing Member, the Managing Member may, after obtaining the consent of the Members holding a Super-Majority of the Percentage Interests of the Company if required pursuant to Section 3.4 hereof, from time to time request in the manner hereinafter provided in this Section 5.2 that the Members make capital contributions in excess of such Member’s Initial Capital Contributions (each a “Capital Contribution” and collectively, the “Capital Contributions”), in amounts equal to the product of such Member’s then current Interest Percentage, multiplied by the amount required. If it is so determined that a Capital Contribution is required, the Managing Member may issue a capital call to the Members in the form of a written notice requesting that each Member fund its Interest Percentage of such amount within twenty (20) business days following delivery of such capital call (the “Funding Period”) and each Member shall fund its share of such amount directly to the Company by an irrevocable and unconditional wire transfer of immediately available funds pursuant to the wire transfer instructions for the Company contained in such capital call. If the Managing Member issues a notice requesting Capital Contributions, the Managing Member, at the same time the notice is given, shall deposit its required portion of the requested amount into the Company’s operating account and provide evidence thereof to the other Members. When all Members have made such Capital Contributions, the Managing Member shall utilize such funds for the applicable expenses. The failure of a Member to make a Capital Contribution as described above shall give the other contributing Member(s) the right to make a Member Loan as provided in Section 5.4.

SECTION 5.3 Emergency and Non-Discretionary Capital Calls. Notwithstanding the foregoing, the Managing Member shall have the right to call for an additional Capital Contribution by the Members without the consent of any Member if the Managing Member determines that additional Capital Contributions are required for Emergency Expenses or Non-Discretionary Expenses and are not otherwise provided for in the Operating Budget (including Reserves). The Managing Member shall give notice to the Members of the nature and amount of any Emergency Expense or Non-Discretionary Expense promptly after the incurrence thereof.

SECTION 5.4 Failure to Fund Capital Contributions. If a Member (a “Defaulting Member”) does not fully fund its Interest Percentage of any required Capital Contribution within the Funding Period, then the Member funding its Interest Percentage of such required Capital Contribution (hereinafter referred to as a “Contributing Member”) may within twenty (20) business days after expiration of the Funding Period (the “Election Period”) deliver notice to the Defaulting Member that such Contributing Member has elected to lend all or a portion of the amount to be contributed by the Defaulting Member (the “Failed Contribution Amount”) to the Defaulting Member and shall delivering an amount equal to the Failed Contribution Amount directly to the Company within ten (10) business days of delivery of such notice (a Contributing Member that elects to make a Member Loan shall be referred to herein as an “Electing Contributing Member”). The amount equal to the Failed Contribution Amount shall be treated as a loan (a “Member Loan”) by the Electing Contributing Member to the Defaulting Member and a capital contribution by the Defaulting Member to the Company. Such Member Loan shall (a) bear interest at fifteen (l5%) percent per annum, (b) be payable in full eighteen (18) months after the date of issuance (such l8-month anniversary, the “Member Loan Maturity Date”) and (c) be repaid, both principal and interest, by the Defaulting Member and by the Company on behalf of the Defaulting Member to the Electing Contributing Member (and any such payment shall be treated for purposes of Article VI as having been distributed to the Defaulting Member) from all funds otherwise distributable to the Defaulting Member pursuant to this Agreement, and no amounts may be distributed to the Defaulting Member pursuant to this Agreement (and shall instead be distributed to the Electing Contributing Member and applied against the Member Loan) until the Member Loan and all accrued interest thereon is paid in full. If the Member Loan is not repaid in full on or prior to the Member Loan Maturity Date, then the Electing Contributing Member shall have the irrevocable right, exercisable at any time after the Member Loan Maturity Date, to convert the Member Loan into a Capital Contribution of the Electing Contributing Member. On the last day of the Election Period and, in the event that a Contributing Member makes a Member Loan, upon the conversion of such Member Loan:

(i)             the Interest Percentage of such Defaulting Member shall be reduced by a number of percentage points (the “Reduction Amount”) so as to equal the product of a fraction, the numerator of which is (A) the amount of the Deemed Capital Contributions of such Defaulting Member and the denominator of which is (B) the product of the aggregate amount of all Deemed Capital Contributions multiplied by one hundred fifty (120%) percent; and

(ii)            the Electing Contributing Member’s Interest Percentage or, if there is no Electing Contributing Member, the Contributing Member’s Interest shall be increased by the Reduction Amount.

Any Member that shall be a Defaulting Member shall during the pendency of such default lose all right to participate in the management of the Company (including, without limitation, the right to vote on any Company decisions) and all other rights and privileges of a Member pursuant to this Agreement, except for the right to receive such Member’s Interest in profits, losses, allocations and distributions hereunder. For the purpose of this Section 5.4, the “Deemed Capital Contributions” of (a) the ARA Member shall be $2,621,071 and the GDC Members shall be $9,174,929, as of the date hereof, and (b) shall be increased by the amount of any additional Capital Contributions made by such Members after the date hereof.

ARTICLE VI

DISTRIBUTIONS, CAPITAL ACCOUNTS AND ALLOCATIONS

SECTION 6.1 Distributions.

(a)            The Managing Member shall cause the Company, to the extent of Distributable Cash, to make distributions in cash to the Members pro rata in accordance with their respective Interest Percentages.

(b)           The Managing Member shall determine and distribute Distributable Cash promptly after the Company receives such proceeds.

(c)             Notwithstanding anything in this Agreement to the contrary, the Company shall make no distributions except to the extent permitted under the Act.

(d)             In instances where a Member does not fund a required Capital Contribution in accordance with Section 5.3 and the Contributing Member elects to fund its respective share as a Capital Contribution and make a Member Loan for the Failed Contribution Amount (which shall be treated as a loan by the Contributing Member to the Defaulting Member and as a Capital Contribution by the Defaulting Member to the Company), then all funds that would otherwise be distributed to the Defaulting Member shall instead be distributed to the Contributing Member and applied against the Member Loan until the Member Loan and all accrued interest thereon is paid in full.

SECTION 6.2 Capital Accounts. (a) There shall be established for each Member on the books and records of the Company an account (a “Capital Account”), which shall initially be $2,621,071 for the ARA Member and $9,174,929 for the GDC Members and which shall be adjusted as follows:

(i)             The amount of cash (or the fair market value of other property as reasonably determined by the Members, net of any liabilities assumed or taken subject to by the Company) contributed or deemed contributed to the Company by each Member shall be credited to the Capital Account of such Member.

(ii)            The amount of cash (or the fair market value of other property as reasonably determined by the Members, net of any liabilities assumed or taken subject to by the Members) distributed or deemed distributed by the Company to each Member shall be debited against the Capital Account of such Member.

(iii)           The Net Income and Net Loss of the Company (and the items entering into the determination thereof) allocated to each Member pursuant to this Article VI shall be credited to and debited against, respectively, the Capital Account of such Member.

(b)           If all or any portion of a Interest is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest or portion thereof.

(c)           The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with applicable Regulations under Code Section 704 and to provide for allocations which have “substantial economic effect” within the meaning of those Regulations or, in the case of allocations attributable to nonrecourse indebtedness, which are deemed pursuant to those Regulations to be in accordance with the Members’ Interests. Subject to Section 6.4, the provisions of this Agreement shall be interpreted and applied in a manner consistent with this intention. Moreover, in determining the amount of any liability for purposes hereof, Code Section 752 and the Regulations thereunder shall be applied insofar as relevant. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Managing Member may make such modification, subject to Section 6.4 and provided that no such modification that has a material adverse effect upon any Member shall be made without that Member’s consent.

SECTION 6.3 Allocations of Net Income and Net Loss.

(a)           Net Income. Except as otherwise provided in this Article VI, Net Income for each Fiscal Year shall be allocated to the Members in proportion to their respective Interest Percentages.

(b)           Net Loss. Except as otherwise provided in this Article VI, Net Loss for each Fiscal Year shall be allocated among the Members in proportion to their Interest Percentages.

SECTION 6.4 Other Allocations.

(a)           Regulatory Allocations. The following special allocations shall be made in the following order:

(i)             Notwithstanding any other provision of Article VI, if there is a net decrease in “partnership minimum gain” or “partner nonrecourse debt minimum gain” (as defined in applicable Regulations under Code Section 704 for any Fiscal Year, then items of Company income and gain for such year (and, if necessary, subsequent years) shall be specially allocated among the Members in accordance with requirements of such Regulations. This Section 6.4(a)(i) is intended to comply with the “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” requirements of such Regulations and shall be interpreted consistently therewith.

(ii)            If any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in accordance with the requirements of Regulation Section 1.704-1(b)(2)(ii)(d). This Section 6.4(a)(ii) is intended to comply with the “qualified income offset” provision of such Regulations and shall be interpreted consistently therewith.

(iii)           “Nonrecourse deductions” (within the meaning of Regulations under Section 704 of the Code) shall be allocated in accordance with the Members’ Interest Percentages and “partner nonrecourse deductions” (within the meaning of Regulations under Section 704 of the Code) shall be allocated to the Member who bears the risk of loss for the member nonrecourse debt that gives rise to such deductions.

(iv)          If for any Fiscal Year the Company has a Net Loss and the allocation of such Net Loss would otherwise give rise to a negative Capital Account balance for any Member in excess of such Member’s share of “partnership minimum gain” (as defined in applicable regulations under Code Section 704), then that portion of such excess, to the extent otherwise allocable to any such Member, shall be allocated entirely to the Managing Member.

(b)	Other Allocation Rules.

(i)             To the extent required by Code Section 704 and the Regulations thereunder, income, gain, loss, deduction and credit with respect to any property shall, solely for tax purposes (and not for purposes of maintaining the Capital Accounts hereunder), be allocated among the Members so as to take account of any variation between the adjusted basis of such property for federal income tax purposes and its 704(c) Value. Any elections or other decisions relating to such allocation shall be made by the Members. “704(c) Value” means, with respect to any Company asset, the adjusted basis for federal income tax purposes of such asset, adjusted as of the following times to equal its gross fair market value (as determined by the Managing Member in its discretion): (a) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis (as that term is used in Regulation Section 1.704-1(b)(2)(iv)(f)) Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property or money if the Managing Member determines in its discretion that such adjustment is necessary or appropriate to reflect the economic interests of the Members in the Company; and (c) the liquidation of the Company for federal income tax purposes within the meaning of Regulation Section

1.704(b)(2)(ii). In making such allocations the Company shall use the traditional method with limited curative allocations as provided pursuant to Treasury Regulation Section 1.704-3(c). The Members intend that such curative allocations shall be made in such a manner that the Members will be allocated depreciation and amortization for tax purposes in equivalent amounts, to the closest extent possible, to such amounts with respect to each contributed asset as each Member would have received had it continued to hold the asset directly (without consideration of any depreciation or amortization attributable to improvements incurred with respect to any such asset subsequent to its contribution to the Company). Distributions during the course of any Fiscal Year shall be on account of the Net Income for that Fiscal Year to the extent of such Net Income.

(ii)            Items of deduction attributable to any costs or expenditures incurred and ultimately borne by one Member shall be specially allocated by the Managing Member to such Member.

(iii)	Tax Withholding.

(A)          The Managing Member is authorized and directed to cause the Company to withhold from or pay on behalf of any Member the amount of federal, state, local or foreign taxes that the Managing Member, after consultation with such Member, reasonably believes the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be paid by the Company pursuant to Code Sections 1441, 1442, 1445 or 1446 and any taxes imposed by any state or other taxing jurisdiction on the Company as an entity or a Member individually. Without limiting the foregoing, the Managing Member shall cause the Company to withhold (and remit to the appropriate government authority), from amounts otherwise distributable to a Member, any such taxes.

(B)          If the Company is required to withhold and pay over to taxing authorities amounts on behalf of a Member exceeding available amounts then remaining to be distributed to such Member, such payment by the Company shall constitute a loan to such Member that is repayable by the Member on demand of the Managing Member, together with interest at the applicable federal rate determined from time to time under Code Section 7872(f)(2) or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such loan as of the first day of each month. Any such loan shall be repaid to the Company, in whole or in part, as determined by the Managing Member in its sole discretion, either (i) out of any distributions from the Company which the Member is (or becomes) entitled to receive, or (ii) by the Member in cash (said Member bearing all of the Company’s costs of collection, including reasonable attorney’s fees, if payment is not remitted promptly by the Member after such a demand for payment).

(C)          Each Member agrees to cooperate fully with all efforts of the Company to comply with it’s tax withholding and information reporting obligations and agrees to provide the Company with such information as the Managing Member may reasonably request from time to time in connection with such obligations.1

(c)             Code Section 514(c)(9)(B)(vi) Limitation. Notwithstanding anything to the contrary in this Agreement, if any allocation otherwise required would cause the Company’s allocations to violate Section 514(c)(9)(B)(vi) of the Code (taking into account its incorporation by reference of the “substantial economic effect” requirement of Section 704(b)(2) of the Code), then the Managing Member may, in its reasonable discretion, subject to Section 514(c)(9)(B)(vi) of the Code, adjust allocations as may be necessary to conform with the intent of this Agreement.

SECTION 6.5 Tax Allocations. All items of income, gain, loss, deduction or credit of the Company shall be allocated among the Members for federal income tax purposes in a manner consistent with the allocation of the corresponding items to the Members under the other provisions of this Article VI.

SECTION 6.6 Setoff and Withholding of Certain Amounts. Notwithstanding anything else contained in this Agreement, the Managing Member may in its discretion set off against, or withhold from, any distribution to any Member pursuant to this Agreement, the following amounts:

(a)           any amounts due from such Member to the Company or the Managing Member pursuant to this Agreement to the extent not otherwise paid; and

(b)           any amounts required to pay or reimburse (x) the Company for the payment of any withholding or other taxes properly attributable to such Member and legally required to be paid by the Company or (y) the Managing Member for any advances made by the Managing Member for such purpose.

Any amounts so set off or withheld pursuant to this Section 6.6 shall be applied by the Managing Member to discharge the obligation in respect of which such amounts were withheld. All amounts set off or withheld either pursuant to this Section 6.6 or pursuant to the Code or any provision of any state or local tax law attributable to any Member shall be treated as amounts distributed to such Member for all purposes under this Agreement.

SECTION 6.7 Withdrawal and Return of Capital. Except as specifically provided in this Agreement, a Member shall not have any right to demand the return of any Capital Contribution or to withdraw any portion of Company capital. If the Distributable Cash remaining upon dissolution of the Company after the payment or discharge of Company Expenses is insufficient to return any Member’s Unreturned Capital, the Member shall have no recourse against any of the Members or against the Company.

ARTICLE VII

REPORTS TO THE MEMBERS

SECTION 7.1 Reports.

(a)             The books of account and records of the Company shall be audited as of the end of each Fiscal Year by the Company’s independent public accountants. All reports provided to the Members pursuant to this Section 7.1 shall be prepared in conformity with generally accepted accounting principles. The Company’s independent public accountants shall be a nationally recognized independent certified public accounting firm selected by a Super Majority of the Members.

(b)             Within 60 days after the end of each of the first three fiscal quarters, the Managing Member shall prepare and mail to each Person who was a Member during such quarter an unaudited report setting forth as of the end of such fiscal quarter:

(i)	a balance sheet of the Company ;

(ii)            an income and expense statement of the Company(with Operating Budget variance explanations), and statements of cash flow of the Company (with Operating Budget variance explanations), for such fiscal quarter and detailing fees paid to Affiliates of the Managing Member; and

(iii)           a status report of the Company’s assets (which report shall include occupancy percentages, leasing activity, a comparison of actual results to the budget for each Company asset) and activities during such fiscal quarter, including summary descriptions of Company assets acquired and disposed of by the Company, expenditures for renovation and construction, and amounts withheld for expenses or reserves upon Disposition (or the tax-deferred exchange) of a Company asset during such fiscal quarter.

(c)             Within 120 days after the end of each Fiscal Year, the Managing Member shall prepare (or cause to be prepared) and mail to each Member, an audited report setting forth as of the end of such Fiscal Year:

(i)	a balance sheet of the Company,

(ii)            an income and expense statement of the Company (with Operating Budget variance explanations), a cash flow statement of the Company (with budget variance explanations) for such Fiscal Year, and

(iii)	a statement of each Member’s Capital Account.

(d)             Each Member agrees that it will not, and it will cause its employees, representatives and advisors not to, disclose the information in any reports issued pursuant to this Section 7.1 to any Person other than its professional advisors or lenders without the prior written consent of the Members; provided that each Member may make such disclosures as it reasonably believes may be required by law, regulation or rule of any governmental authority or in conjunction with any litigation proceeding.

(e)             After the end of each Fiscal Year, the Managing Member shall cause the Company’s independent certified public accountants to prepare and transmit, as promptly as possible, and in any event (i) within 120 days of the close of the Fiscal Year, a federal income tax form K-1 for each Member, and (ii) within 150 days of the close of the Fiscal Year, a copy of the Company’s return filed for federal income tax purposes and a report setting forth in sufficient detail such transactions effected by the Company during such Fiscal Year as shall enable each Member to prepare its federal income tax return, if any. The Managing Member shall mail such materials to (i) each Member and (ii) each former Member (or its successors, assigns, heirs or personal representatives) who may require such information in preparing its federal income tax return.

ARTICLE VIII

EXCULPATION AND INDEMNIFICATION

SECTION 8.1 Exculpation and Indemnification.

(a)             Notwithstanding anything to the contrary in this Agreement, the Managing Member, its members and Affiliates and its and their directors, officers, shareholders, members, trustees and employees (individually and respectively, a “Released Party”) shall not be liable to the Company or to the Members for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by such Released Party arising out of or in connection with this Agreement or the Company’s business or affairs, except for (i) any such loss, claim, damage or liability attributable to fraud, gross negligence or willful misconduct or material breach of its obligations under this Agreement; or (ii) any such loss, claim, damage or liability attributable to or arising out of or as a result of, any Released Party’s position as an officer, director, trustee or controlling shareholder of the Managing Member or with respect to actions taken or omitted to be taken by them in such capacity.

The Managing Member shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the Company and the Members against any losses, claims, damages or liabilities to which the Company or the Members may become subject in connection with (i) the fraud, gross negligence or willful misconduct of a Released Party or material breach of its obligations under this Agreement, or (ii) actions or omissions of any Released Party relating to their positions as executive officers, trustees, directors or controlling shareholders of ARA or actions taken or omitted to be taken by them in such capacity.

(b)             The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Released Party against any losses, claims, damages or liabilities to which such Released Party may become subject in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, except for any such loss, claim, damage or liability attributable to the fraud, gross negligence, willful misconduct or Event of Default of such Released Party or material breach of its obligations under this Agreement or as a result of any Released Party’s position as an officer, trustee, director or controlling stockholder of the Managing Member or with respect to actions taken by or omitted to be taken by any Released Party in such capacity. If any Released Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, the Company shall reimburse such Released Party for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith, provided that such Released Party has agreed to promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Released Party was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation. Any such obligation of the Company shall be limited to the assets of the Company and there shall be no personal liability of the Members for any such obligation of the Company. The Managing Member shall cause the Company to use its commercially reasonable efforts to obtain the funds needed to satisfy its indemnification obligations from third parties (for example, pursuant to insurance policies or indemnification arrangements with Investments) before causing the Company to make payments pursuant to Article VIII.  Notwithstanding the foregoing, nothing in this Section 8.1(b) shall prohibit the Managing Member from causing the Company to make such payments if the Managing Member determines in its reasonable discretion that the Company is not likely to obtain sufficient funds from such other sources in a timely fashion, or that attempting to obtain such funds would be futile or not in the best interest of the Company.

(c)             Each Member covenants for itself and its successors, assigns, heirs and personal representatives that such Person will, at any time prior to or after dissolution of the Company, on demand, whether before or after such Person’s withdrawal from the Company, pay to the Company or the Managing Member any amount which the Company or the Managing Member, as the case may be, was legally required to pay and did pay in respect of taxes (including withholding taxes) imposed upon income of or distributions to such Member.

ARTICLE IX

DURATION AND DISSOLUTION OF THE COMPANY

SECTION 9.1 Duration. The Company shall continue until terminated pursuant to Section 9.2.

SECTION 9.2 Dissolution. Subject to the Act, the Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of:

(a)             the written consent of the Managing Member and a Super Majority of the Members to dissolve the Company; and

(b)             a decision made by the Managing Member to dissolve the Company because it has reasonably determined that changes in any applicable law or regulation would have a material adverse effect on the continuation of the Company and has delivered to the Members an opinion of counsel reasonably acceptable (as to the opinion itself and the counsel rendering such opinion) to the Members to that effect.

SECTION 9.3 Winding Up of Company. Upon dissolution, the Company’s business shall be wound up in an orderly manner. The Managing Member shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. If no managing member remains, the Members holding a majority of the Interest Percentages may approve one or more liquidators to act as the liquidator in carrying out such liquidation. Subject to the Act (and with respect to any distribution of assets, Article VI), the liquidator shall dispose of or distribute all Company assets to the Members within one year following dissolution, except that such one-year period may be extended with the consent of the Members holding a majority of the Interest Percentages. During such winding up period the liquidator shall not pursue the acquisition of additional Company assets or require any further Capital Contributions from the Members unless, and then only to the extent, required to pay normal and reasonable Company Expenses.

SECTION 9.4 Distribution Upon Dissolution of the Company.

(a)             Upon dissolution of the Company, the liquidator shall determine which assets of the Company shall be disposed of. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in any manner that the liquidator shall determine to be in the best interest of the Members. Subject to the Act, after all liabilities contingent or otherwise of the Company (including any liabilities to the Members and any obligations to the Members under Section 8.1) have been satisfied or duly provided for (as determined by the liquidator in its discretion), the remaining assets of the Company shall be distributed to the Members pro rata, accordance with their respective Interest Percentages (after giving effect to adjustments attributable to all Company transactions prior to any such distribution). It is the intention of the parties that Distributable Cash on liquidation is consistent with Members Capital Accounts.

(b)             Subject to the Act, if at the time of dissolution, any new construction, repair or rehabilitation of Company assets has not been completed, then completion thereof shall be a proper act in winding up the Company and the liquidator shall have full power and authority to do all acts appropriate to complete any such construction, repair or rehabilitation in process, including arranging for all appropriate financing. The full rights, powers and authority of the liquidator shall continue so long as appropriate and necessary to complete the process of winding up the business and affairs of the Company.

(c)             In the discretion of the liquidator a portion of the distributions that would otherwise be made to the Members pursuant to this Section 9.4 may be withheld to provide a reserve for Company liabilities (contingent or otherwise), provided that such withheld amounts shall be distributed to the Members as soon as the liquidator determines, in its discretion, that such amounts are no longer necessary to be retained.

(d)             Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions. Subject only to any applicable provisions of the Act, in conjunction with the dissolution of the Company, no Member shall have any obligation to contribute to or reimburse the Company for any deficit in such Member’s Capital Account.

ARTICLE X

TRANSFERABILITY OF A MEMBER'S INTEREST

SECTION 10.1 Restrictions on Transfer.

(a)             First Two Years. Prior to the two (2) year anniversary of the date hereof, no Member may transfer all or a portion of its Interest without the prior written consent of the other Members. After the two (2) year anniversary of the date hereof, each Member may

Transfer its Interest subject to Section 10.5, but shall not be permitted to Transfer less than all of its Interest pursuant to any such Transfer.

(b)             Mezzanine Loan. Notwithstanding the foregoing, the GDC Members shall be permitted to grant to the lender under the Mezzanine Loan a security interest in their respective Interest.

SECTION 10.2 Expenses of Transfer; Indemnification. All expenses, including attorneys’ fees and expenses, incurred by the Managing Member or the Company in connection with any Transfer shall be fully borne by the transferring Member or such Member’s transferee. In addition, the transferring Member or such transferee shall indemnify the Company and the Managing Member in a manner reasonably satisfactory to the Managing Member against any losses, claims, damages, liabilities or expenses to which the Company or the Managing Member may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

SECTION 10.3 Recognition of Transfer.

(a)             The Company shall not recognize for any purpose any purported Transfer of all or any portion of the Member’s Interest (including some or all of its rights or obligations hereunder) and no transferee of all or any portion of such Interest shall be admitted as a Member hereunder unless:

(i)             the provisions of Sections 10.1, 10.2, 10.3(b) and 10.8 shall have been complied with;

(ii)            the Managing Member shall have been furnished with the documents effecting such Transfer, in form and substance reasonably satisfactory to the Managing Member, executed and acknowledged by both transferor and the transferee;

(iii)           such Transfer shall have been made in accordance with all applicable laws and regulations and all necessary governmental consents shall have been obtained and requirements satisfied, including the Transfer having been made pursuant to an exemption from the Securities Act and in compliance with the provisions of New York corporate securities law or any other applicable state real estate or securities laws or regulations, and such Transfer shall not jeopardize the availability of the Company’s exemption from registration in connection with the original offering and sale of Interests referred to in Section 11.4(a);

(iv)          such Transfer will not cause the Company to be treated as a publicly traded partnership for federal income tax purposes;

(v)           the books and records of the Company shall have been changed (which change shall be made as promptly as practicable) to reflect the admission of such Member;

(vi)          all necessary instruments reflecting such admission shall have been filed in each jurisdiction in which such filing is necessary in order to qualify the Company to conduct business or to preserve the limited liability of the Members; and

(vii)         the Managing Member shall have received such advice and opinions from counsel to the transferor and counsel to the Company as the Managing Member shall reasonably deem appropriate to determine that the Transfer complies with the requirements of clauses (iii) and (iv) above.

(b)             Each transferee, as a condition to its admission as a Member, shall execute and acknowledge such instruments, in form and substance reasonably satisfactory to the Managing Member, as the Managing Member reasonably deems necessary or desirable to effectuate such admission and to confirm the agreement of such Member to be bound by all the terms and provisions of this Agreement with respect to any rights and/or obligations represented by the Interest acquired by such Member. The admission of any such Member shall not require the approval of any Member other than the Managing Member. If the transferor is ARA, then for this purpose the Managing Member shall be the GDC Members.

SECTION 10.4 Transfers During a Fiscal Year. If any Transfer of a Member’s Interest shall occur at any time other than the end of a Fiscal Year, the distributive shares of the various items of Company income, gain, loss and expense as computed for tax purposes and the distributions of the Company shall be allocated between the transferor and the transferee consistent with applicable requirements under Code Section 706; provided that no such allocation shall be effective unless the transferor and the transferee shall have agreed to reimburse the Managing Member and the Company for any incremental accounting fees and other expenses incurred by the Managing Member in making such allocation. Neither the Managing Member nor the Company shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.4.

SECTION 10.5 Buy-Sell Procedure.

(a)             At any time following the two (2) year anniversary of the date hereof, any Member shall have the right to commence the Buy-Sell procedure pursuant to this Section 10.5 as set forth below (the “Buy-Sell Procedure”); provided, however, in the event a Buy-Sell procedure under Section 10.5 of the operating agreement of any of GDC Beechwood, LLC, GDC SMG, LLC, or SMG Celebration, LLC (the “Affiliated Companies”) is triggered, the Member that is, or is the Affiliate of, the Person that so triggers such Buy-Sell Procedure shall be deemed to have triggered the Buy-Sell Procedure under this Section 10.5; provided, further, in the event of any triggering of the Buy-Sell Procedure hereunder that results in a sale of the Property, the “Property” under this Agreement and each such other operating agreement shall be transferred together unless otherwise agreed to by the Members and the members of the Affiliated Companies.

(b)             The Member commencing such Buy-Sell Procedure (the “Triggering Member”) shall submit a demand (the “Demand”) to all other Members of the Company. Following receipt of the Demand, all Members shall discuss in good faith, for a period of thirty (30) days from such receipt or such longer period of time as all Members may agree (the

“Negotiation Period”), the potential for the Triggering Member to sell its Interest to the other Members, or to acquire the Interests of the other Members, all on terms mutually satisfactory to all Members. If the Members are unable to reach a mutual resolution during the Negotiation Period, then the GDC Members (for purposes of this Section 10.5, the “Sales Member”), shall thereafter be authorized and directed to use its commercially reasonable efforts to secure a third-party arms-length purchaser (a “Purchaser”) of the Property, as set forth below.

(c)             The Sales Member is authorized to (i) market the property to the general public, through a broker or otherwise, (ii) solicit offers from and make offers to potential Purchasers, (iii) negotiate with potential Purchasers, (iv) fully negotiate, execute and deliver any reasonable agreement necessary to sell the Property to a potential Purchaser (collectively, a “Purchase Agreement”) in accordance with the Approved Sales Terms (hereinafter defined), and (v) take all steps necessary to close under such Purchase Agreement and sell the Property to such Purchaser (the date of such closing the “Sale Closing Date”). Any Purchase Agreement must contain terms which (1) are reasonable and customary with respect to similar properties, (2) shall not allow any direct personal liability to attach to any Member with regard thereto, (3) shall provide a purchase price equal to or greater than the then fair market value of the Property, as reasonably determined by the Sales Member (the “Sale Price”), (4) shall provide sufficient time for the Members to effect any internal tax restructuring reasonably desired, or to identify any replacement properties for a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code, (5) shall permit that the sale of the Property thereunder is contingent upon the closing of sale of the real property owned by the Affiliated Companies under Section 10.5 of the operating agreements thereof, (6) shall allow for the occurrence of a Member Pre-Closing in accordance with the terms hereof and (7) shall provide for the full release of the ARA Members (and their Affiliates) from any guarantees of debt of the Company (collectively, the “Approved Sales Terms”). Provided that the Purchase Agreement contains only Approved Sales Terms, all Members, including the Managing Member, shall cooperate with the Sales Member to negotiate, execute and close such Purchase Agreement, including the provision of any information or documentation reasonably requested, and the execution of any customary and reasonable document required in connection with such Purchase Agreement. No Member other than the Sales Member shall initiate any discussions or negotiations with any Purchaser or potential Purchaser regarding a Purchase Agreement, and the other Members shall promptly refer any inquiries or proposals received thereby from a potential Purchaser to the Sales Member. Prior to engaging any broker in connection with any proposed sale of the Property pursuant to this Section 10.5, the Sales Member shall deliver to the ARA Member a written request for the names of at least three nationally recognized real estate brokers recommended by the ARA Member, and, if the Sales Member receives a written response from the ARA Member within five (5) Business Days of the ARA Member’s receipt of such request, then the Sales Member shall be required to use one of the brokers set forth in the written response of the ARA Member as the exclusive broker for the sale of the Property.

(d)             Upon the execution by the Company and the Purchaser of a Purchase Agreement, the Sales Member will provide a copy thereof to all other Members, along with a written notice (the “Sale Notice”) setting forth the Company’s independent certified accountant’s calculation of the sum of (i) the estimated portion of the Sale Price which would be distributable to ARA Members in accordance with this Agreement (assuming cash sale proceeds in the amount of such Sale Price together with any cash or other liquid assets held by the Company on the Sale Closing Date, including any reserves, less the estimated amount that would then be required to repay the indebtedness, closing expenses and other obligations of the Company on the Sale Closing Date (including all amounts that would be incurred by the Company as prepayment fees, breakage fees, exit fees or similar fees, if any, under any then existing financing arrangements if such financing would be required to be paid off as a result of such sale) if the Sale Price were distributed in accordance with Section 9.4 plus (ii) the Premium (such sum, the “Member Purchase Price”). Prior to any closing under any Purchase Agreement pursuant to this Article, the Company’s independent certified public accountants shall audit the books and records of the Company and determine the amounts payable pursuant to this Section to each Member (the “Final Member Purchase Price”). Such computation shall reflect all relevant activities through the Sale Closing Date and the purchase price actually paid pursuant to the Purchase Agreement, which shall be certified as true and correct by an authorized officer of each of the Sales Member and the Purchaser. Such computation shall take into account any Capital Contributions or distributions or any tax items earned or accrued by the Company prior to the Sale Closing Date. The accountants shall deliver to each Member a detailed statement and explanation of such calculations. The determination of the accountants shall be prima facie evidence of the amounts to be paid pursuant to this Section. The costs of the accountants in performing the services described in this subsection shall be paid by the Company. For purposes hereof, “Premium” shall be 100% of the tax that would be payable by ARA pursuant to Code Section 704(c) if the membership interest in the Property Owner initially contributed to the Company by ARA were sold on the date of the Sale Notice at its initial, unadjusted 704(c) Value as of the date of such contribution (the “BIG Tax”). For purposes hereof, the BIG Tax shall be calculated based on the maximum combined effective U.S. federal, state, and local tax rate applicable to an individual resident of New York, New York, such rate determined at the time of the Pre-Closing.

(e)             On the Sale Closing Date, but immediately prior to the closing of the sale of the Property, the Sales Member may, at its sole option, purchase the Interests of the other Members by paying to such other Members the Final Member Purchase Price (the “Member Pre-Closing”). The Member Pre-Closing shall be held at the same location as the closing of the sale of the Property or at such other place as may be mutually agreed upon by the Members. At the Member Pre-Closing, the ARA Member shall Transfer its Interest(s), free and clear of any liens, encumbrances or restrictions on transfer, against delivery of the Final Member Purchase Price therefor, and the ARA Member shall execute and deliver such instruments and documents as may be necessary or desirable to effectuate the Transfer of the ARA Member’s Interest(s) to the Sales Member or its designee. The Members shall also execute and deliver at such time an amendment to this Agreement, if appropriate, whereby the ARA Member withdraws from the Company. The Final Member Purchase Price shall be paid in cash at the Member Pre-Closing by wire transfer of immediately available federal funds. Effective as of the Member Pre-Closing, the ARA Member shall cease to be a Member of the Company and shall have no further rights, duties or obligations to the Company arising out of this Agreement or otherwise. Subsequent to the Member Pre-Closing, the ARA Member shall have no further interest in the Company’s capital, profits, losses, gains or distributions.

SECTION 10.6 Withdrawal of the Members. Except as otherwise provided in this Article X, the Members may not withdraw from the Company prior to its dissolution.

SECTION 10.7 Like Kind Exchange. With respect to a sale of the Property pursuant to Section 10.5 (Buy-Sell Procedure), the parties shall agree to use commercially reasonable efforts to permit Property Owner to avail itself of a like-kind exchange.

SECTION 10.8 Permitted Transfers. Notwithstanding the foregoing, the prohibitions on Transfers set forth in Section 10.1 shall not apply to transfers of Interests held by individual Members during lifetime or at death to (i) other Member(s), (ii) immediate family member(s) of such Member or trusts for their benefit or (iii) if such Member is a trust, to sucessor trustee(s) and/or in further trust for the benefit of the beneficiaries thereof..

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 REIT. To the extent that any Member or indirect owner of a Member is a real estate investment trust, (a) the Managing Member will use its reasonable best efforts to manage the Property with the goal of generating income qualifying under Code Section 856(c)(3) and holding assets qualifying under Code Section 856(c)(4)(A). for real estate investment trust gross income tests under the Code, and (b) notwithstanding any other provisions hereof, all expenses incurred by or on behalf of the Company as a result of such Member having such status, shall be for the account of such Member.

SECTION 11.2 Limited Liability of Members. Except for the obligations under this Agreement, including the obligations to make Capital Contributions pursuant to Article V, the liability of the Members shall be limited to the maximum extent permitted by the Act.

SECTION 11.3 Amendment to the Agreement. This Agreement may only be amended with unanimous consent of all Members.

SECTION 11.4 Investment Representation. Each Member, by executing this Agreement, represents and warrants that the following statements are true:

(a)             it understands and accepts that the offering and sale of Interests is intended to be exempt from Registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) of the Securities Act and that the Company will make a notation in its records as to the nontransferability of the Interests without the prior consent of the Managing Member and place a legend on any certificates evidencing the Interests to the effect that the Interests may not be transferred in violation of the Securities Act;

(b)             it understands and accepts that the offering and sale of Interests is intended to be exempt from registration under the securities laws of the state or states in which the offer and sale are deemed to be made, by virtue of a transactional exemption set forth therein;

(c)             it has such knowledge and experience in business, tax and financial matters so as to enable it to utilize the information made available to it in connection with the offering of the Interests in order to evaluate the merits and risks of an investment in the Interests and to make an informed investment decision with respect thereto;

(d)             it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act;

(e)             it is making its investment in the Company for its own account and not for the account of others and is not investing with the present intention of selling, distributing, transferring or reallocating all or any portion of its investment and, while the disposition of its investments is always subject to its own control, presently intends to hold the same until the Company is terminated;

(f)              it understands that transferability of its Interest is restricted and the Member cannot expect to have any liquidity with respect to its investment;

(g)             it is duly authorized and has full power and authority to enter into this Agreement and to perform its obligations hereunder, the person who has executed this Agreement on behalf of the Member is duly authorized to do so, and such execution and performance will not violate or conflict with any law, rule, regulation, order, decree, contract or agreement to which the Member or such person is subject or by which they are bound;

(h)             unless the Managing Member has otherwise been notified in writing, the Member is not a “Benefit Plan Investor” as defined by 29 C.F.R. 2510.3-101(f)(2), including (a) any “employee benefit plan”, as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, including but not limited to foreign plans and governmental plans; (b) any “plan” described by Section 4975 of the Code, as amended, including but not limited to individual retirement accounts and Keogh plans or (c) any entity deemed to hold “plan assets” of the foregoing;

(i)              it understands that no federal or state agency has recommended or endorsed the purchase of the Interests or passed on the adequacy or accuracy of the information set forth in this Agreement;

(j)              it has had the opportunity, at a reasonable time prior to its purchase of the Interests, to ask questions and receive answers concerning the terms and conditions of an investment in the Company and to obtain any additional information, financial or otherwise, which it deems appropriate in order to evaluate an investment in the Company; and

(k)             it is treated as a single investor for purposes of the Investment Company Act of 1940.

SECTION 11.5 Representations.

(a)	The Managing Member represents and warrants to the Members that:

(i)             the Managing Member is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each jurisdiction in which the character and location of its properties or the nature of its business activities makes such qualification necessary, and has all requisite power and authority to execute, deliver and perform this Agreement;

(ii)            the execution, delivery and performance by the Managing Member of this Agreement is within its power, has been authorized by all necessary action and does not contravene any provision of its organizational documents;

(iii)           this Agreement is a valid and binding obligation of the Managing Member;

(iv)          the execution, delivery and performance of this Agreement by the Managing Member does not conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other form of indebtedness, indenture, mortgage, deed of trust, loan agreement or similar instrument, any lease or other agreement or contract to which it is a party or by which any of its property may be bound or any applicable law or order, rule or regulation or any court or governmental agency that has jurisdiction over it or any of its property;

(v)           there are no actions, suits or proceedings pending or, to the knowledge of the Managing Member, threatened against or affecting the Managing Member or, to the knowledge of the Managing Member or its members, which would bring into question the validity of the transactions contemplated by this Agreement or might result in a material adverse change in the business, assets or condition of the Managing Member;

(vi)          no officer or director of the Managing Member has been charged or convicted of any misdemeanor relating to misuse of money, or any felony, and there are no pending actions related to breach of fiduciary duty;

(vii)         during the term of the Company, the Managing Member will not subject any of its Interests in the Company (or its respective right in the future to receive income or profits from the Company) to the claims of any creditors;

(viii)        during the term of the Company, the Managing Member shall defend at its sole cost and expense any claim made against its Interest in the Company (or its respective right in the future to receive income or profits from the Company) resulting from the respective indebtedness or the claims of any creditors of the Managing Member; and

(ix)          during the term of the Company, the Managing Member shall promptly notify the Members as to (A) any claim asserted or threatened against the Managing Member’s Interest in the Company (including its right in the future to receive income and profits from the Company), or against any assets of the Company or against any of the respective members of the Managing Member and (B) any other obligation entered into by the Managing Member or any of the respective members of the Managing Member, where such claim or obligation in the judgment of the Managing Member might reasonably have a material adverse effect on the Company or the Interest of the Members in the Company.

(b)	Each Member represents and warrants to the Managing Member that:

(i)             it is duly formed and validly existing under the laws of the jurisdiction of its formation or is an individual and has all requisite power and authority to execute, deliver and perform this Agreement;

(ii)            the execution, delivery and performance of this Agreement by it are within its power and have been authorized by all necessary action and do not contravene any provision of its articles of formation or governance;

(iii)	this Agreement is a valid and binding obligation of the Member; and

(iv)          the execution, delivery and performance of this Agreement by it does not conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other form of indebtedness, indenture, mortgage, deed of trust, loan agreement or similar instrument, any lease or other agreement or contract to which it is a party or by which any of its property may be bound or any applicable law or order, rule or regulation or any court or governmental agency that has jurisdiction over it or any of its property.

SECTION 11.6 Successors; Counterparts. This Agreement (i) shall be binding as to the executors, administrators, estates, heirs and legal successors of the Members and (ii) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

SECTION 11.7 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Company or to any fee payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as (i) to make it enforceable or valid and (ii) to make the distributions, allocations and fees as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

SECTION 11.8 Filings. Following the execution and delivery of this Agreement, the Managing Member shall promptly prepare any documents required to be filed and recorded under the Act, and the Managing Member shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each state in which the Company may hereafter establish a place of business. The Managing Member shall also promptly cause to be filed, recorded and published such statements of fictitious business name and other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

SECTION 11.9 Power of Attorney. Each Member does hereby constitute and appoint the Managing Member as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, deliver and file (i) a Certificate of Formation of the Company, any amendment thereof required because of an amendment to this Agreement or in order to effectuate any change in the membership of the Company, (ii) any amendments to this Agreement pursuant to Section 11.1 after obtaining the approval required for such amendment and (iii) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of New York or any other state, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Company or to dissolve the Company in accordance with the provisions of this Agreement.

The power of attorney granted hereby is coupled with an interest and shall (a) survive and not be affected by the subsequent death, incapacity, disability, dissolution, termination or bankruptcy of the r Member granting the same or the transfer of all or any portion of the Member’s Interest and (b) extend to the Member’s successors, assigns and legal representatives.

SECTION 11.10 Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action or other legal proceeding for partition with respect to any of the Company’s assets.

SECTION 11.11 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

SECTION 11.12 Additional Documents. Each Member, upon the request of the Managing Member, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

SECTION 11.13 Goodwill. No value shall be placed on the name or goodwill of the Company.

SECTION 11.14 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party (and any other person designated by such party) at its address or telecopier number set forth on Schedule A hereto or such other address or telecopier number as such party may hereafter specify for the purpose by notice to the Managing Member. Each such notice, request or other communication shall be effective upon actual receipt.

SECTION 11.15 Enforcement Costs. In the event any Member defaults in the performance of its obligations under this Agreement, the Company or any non-defaulting Member enforcing its rights under this Agreement or compelling such defaulting Member to perform its obligations hereunder shall be entitled to collect from the defaulting Member all reasonable costs and expenses (including, reasonable attorneys’ fees and costs) expended or incurred in connection with enforcing its rights under this Agreement.

SECTION 11.16 No Third Party Rights. The obligations or rights of the Company or any Members to make or require any Capital Contribution under this Agreement shall not grant any rights to or confer any benefits upon any Person who is not a Member. The provisions of this Agreement are intended only for the regulation of relations among Members,

SECTION 11.17 Putative Members and the Company. This Agreement is not intended for the benefit of non-Member creditors and does not grant any rights to non-Member creditors.

IN WITNESS WHEREOF, the undersigned have hereto set their hands as of the day and year first above written.

MANAGING MEMBER:	ACADIA REALTY ACQUISITION I, LLC By:________________________ Robert Masters, Senior Vice President
MEMBER:	________________________ SAMUEL GINSBURG ________________________ MARTIN GINSBURG

SCHEDULE A

MEMBERS, ADDRESSES, INITIAL CAPITAL ACCOUNTS AND INTEREST
PERCENTAGES

Managing Member

ACADIA REALTY ACQUISITION I, LLC

c/o Acadia Realty Trust

1311 Mamaroneck Avenue, Suite 260

White Plains, New York 10605

Attention:	Robert Masters
Senior Vice President

Initial Capital Account: $2,621,071

Interest Percentage: 22.22%

Members

Samuel Ginsburg

GDC Properties, Inc.

245 Saw Mill River Road

Hawthorne, New York 10532

Initial Capital Account: $4,587,464.50

Interest Percentage: 38.89%

Martin Ginsburg

Ginsburg Development Companies, LLC

100 Summit Lake Drive

Suite 100

Valhalla, NY 10595

Initial Capital Account: $4,587,464.50

Interest Percentage: 38.89%

SCHEDULE B

OFFICERS

President	Kenneth F. Bernstein
Senior Vice President/Secretary	Robert Masters
Assistant Secretary	Carol Smrek

EXHIBIT A

PROPERTY DESCRIPTION

EXHIBIT B

TWEETERS TRANSACTION

See attachment.